UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 1, 2005

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On December 1, 2005 the Company distributed a press release that contained the following information:

KMG CHEMICALS ANNOUNCES FIRST QUARTER RESULTS

Plant Expansion Near Completion

HOUSTON, TX December 1, 2005 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the first quarter ended October 31, 2005.

First quarter net sales increased 6% to $14.4 million, while net income increased 2% to $686 thousand.  Earnings per basic and diluted share were $0.08 and $0.07, respectively, versus $0.09 per basic and diluted share in the first quarter of fiscal 2005.  Earnings per diluted share was calculated on 22% more shares outstanding than the first quarter of last year, principally due to a 1.2 million-share private equity placement in April 2005.

During the first quarter, the Company began expensing stock options in accordance with FAS 123(R).  The unvested portion of KMG’s previously awarded options, along with its new Long-Term Incentive Plan, added non-cash G&A expense of $40,000 in the quarter.

KMG closed the first quarter of fiscal 2006 with $10.0 million of cash and cash equivalents, working capital of $12.6 million, total assets of $61.9 million, shareholders’ equity of $33.3 million and long-term debt of $17.2 million.

Segment Performance

Sales of our creosote industrial wood treating chemical, were $1.5 million below the first quarter of last year due to disruption caused by Hurricanes Katrina and Rita.  In September 2005, KMG entered a short-term storage agreement to address temporary disruption caused by Hurricane Katrina to its bulk storage terminal in Avondale, Louisiana, which is used primarily for creosote imported from Europe.  Creosote’s operating income contribution was impacted by the lower sales volumes, as well as a $50,000 charge for the future estimated cost of cleaning the temporarily leased terminal, and increased storage, handling and freight charges associated with the temporary facility.  Creosote sales volumes have now returned to pre-hurricane levels.

Revenues from KMG’s other industrial wood treating chemical, pentachlorophenol, increased 38% to $6.9 million as compared to the first quarter of 2005, due primarily to sales associated with the acquisition of penta assets formerly owned by Vulcan Chemicals, as well as greater demand from utilities in the aftermath of the hurricanes.  Of note, the Company’s penta plant operated at full capacity during the first quarter, and is currently in the final stages of an expansion that will increase penta production capacity significantly.  The plant expansion was originally scheduled to be completed at the end of the second quarter, but was accelerated by two months in response to the increased demand generated by the hurricanes. The amortization of intangible assets associated with the Vulcan acquisition added more than $400,000 of non-cash G&A expense in the first quarter of 2006.  KMG remains on-track to achieve the full projected annual benefit from the Vulcan acquisition in fiscal 2006, but as anticipated, the Vulcan acquisition had a small net positive impact on first quarter earnings for 2006 versus 2005.  More specifically, the Company anticipates annual revenue contribution of at least $3 million from the acquisition, as well as greater operating efficiencies stemming from increased throughput at its penta plant.

The Company’s Rabon insecticide product line continued to perform well in its off-season, with revenue of $602,000 in the first quarter, a 72% increase over the first quarter of 2005.  Revenues from KMG’s herbicide product, MSMA, also were up in the off-season, increasing 24% over the first quarter of last year to $536,000.

David Hatcher, Chairman and CEO of KMG Chemicals, commented, “Our first quarter performance was in line with our expectations.  We are optimistic about the Company’s prospects for the balance of fiscal 2006 and beyond.  The additional penta production capacity coming on-line in the second quarter will enable us to realize the full benefits of our most recent acquisition.  We believe we will achieve double-digit EPS growth in fiscal 2006 based on our existing product lines alone, despite the greater number of shares outstanding.  As we have stated before, our earnings are skewed to the second half of our fiscal year.  We anticipate good results for the next quarter and a strong second half.  Additionally, our pipeline of acquisition prospects is the most exciting in the Company’s history, and we are working hard to deliver continued long-term growth for our shareholders.  We look forward to reporting on KMG’s continued development.”

KMG Chemicals, Inc.

Selected Financial Data

(In thousands, except share data)

(UNAUDITED)

	Three Months Ending
	October 31
	2005	2004
Net sales	$14,373	$13,595
Gross profit	5,055	4,235
Pre-tax income	1,089	1,084
Net income	686	672
Earnings per basic share	$0.08	$0.09
Earnings per diluted share	$0.07	$0.09
Weighted average shares:
basic	8,786,119	7,550,019
diluted	9,275,689	7,613,750
Long-term debt	$17,230	$10,839

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: March 7, 2006
John V. Sobchak,
Chief Financial Officer